Exhibit 99.1

Thunder Bridge Capital Partners IV, Inc. and Coincheck Group N.V. Announce Closing of Business Combination

Coincheck Group N.V. ordinary shares and warrants to begin trading on Nasdaq on December 11, 2024 as “CNCK” and “CNCKW,” respectively.

Great Falls, Va. and Amsterdam, Netherlands – December 10, 2024 – Coincheck Group N.V. (“Coincheck”), a Dutch public limited liability company and a holding company of a cryptocurrency trading service company, and Thunder Bridge Capital Partners IV, Inc. (Nasdaq: THCP, THCPU & THCPW) (“Thunder Bridge IV”), a special purpose acquisition company, announced today the consummation of their previously announced business combination. As a result, the ordinary shares and warrants of Coincheck will commence trading on Nasdaq on December 11, 2024 under the new ticker symbols “CNCK” and “CNCKW,” respectively. The business combination was approved at a special meeting of the shareholders of Thunder Bridge IV on December 5, 2024.

“The completion of our business combination with Thunder Bridge IV marks an extraordinary milestone for Coincheck,” said Oki Matsumoto, Representative Executive Officer and Chairman of Monex Group, Inc., and Executive Chairman of Coincheck. “Coincheck was created through the fusion of a robust business foundation built in Japan, combined with the strengths of the U.S. capital markets through the close collaboration of exceptional business and capital markets talent in both Japan and the U.S. We are incredibly proud and excited to become a Nasdaq listed company and for what the future holds for the Coincheck group companies and our shareholders.”

“We are pleased to announce the closing of our merger with the entire Coincheck team,” said Gary Simanson, President and CEO of Thunder Bridge IV. “As a member of the board of directors and CEO of Coincheck, I look forward to partnering with Oki and his team to build one of the preeminent global crypto and Web3 companies in the world.”

Coincheck Group N.V. (“CNCK” and “CNCKW”), is a global holding company, headquartered in the Netherlands, operating in the crypto asset and Web3 domains, and is the parent company of Coincheck, Inc. (“Coincheck Japan”), which operates the regulated crypto asset trading service “Coincheck” in Japan. Coincheck Japan is the leading crypto asset exchange in Japan and is one of the most established and trusted names in crypto. Coincheck Japan has been recognized as Japan’s No.1* most downloaded trading app for five consecutive years. Coincheck is on a mission to “Make Exchange of New Value Easier” by utilizing crypto assets and blockchain technology.

Coincheck Group N.V. is one of only two publicly listed companies on NASDAQ having a crypto asset exchange as its core business. As a newly listed NASDAQ company, and “Your Trusted Global Partner in the Digital World,” Coincheck is well-positioned to further solidify the group’s dominant position in Japan’s crypto asset trading industry and to establish the group as a global player in the crypto and Web3 industry worldwide.

The business combination resulted in gross proceeds of approximately $31.6 million to the combined company, including funds held in a restricted account pursuant to the terms of the previously announced non-redemption agreement, and net of Thunder Bridge IV shareholder redemptions.

J.P. Morgan Securities LLC served as sole financial advisor to Monex Group, Inc., Coincheck Japan’s former direct parent company and now the parent company of Coincheck, in connection with the business combination. Galaxy Digital Partners LLC served as financial advisor to Thunder Bridge IV and Barclays Capital Inc, BTIG, LLC, Cantor Fitzgerald & Co., Inc, Keefe, Bruyette & Woods, Inc., a Stifel Company, and KeyBanc Capital Markets Inc. served as capital markets advisors to Thunder Bridge IV in connection with the business combination. Nelson Mullins Riley & Scarborough LLP, Mori Hamada & Matsumoto, Littler Mendelson P.C. and Allen & Overy LLP served as legal advisors to Thunder Bridge IV and Simpson Thacher & Bartlett LLP, Anderson Mori & Tomotsune, and De Brauw Blackstone Westbroek N.V. served as legal advisors to Coincheck and Monex Group, Inc.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about trading, future financial and operating results, plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning or the negative thereof. These forward-looking statements include, but are not limited to, statements regarding Coincheck’s trading, industry and market sizes, future opportunities for Coincheck , Coincheck Japan and Thunder Bridge IV, Coincheck’s estimated future results and the business combination between Thunder Bridge IV and Coincheck.. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control, which could cause actual results or events to differ materially from those presently anticipated including (i) a delay or failure to realize the expected benefits from the business combination, (ii) risks related to disruption of management’s time from ongoing business operations due to the business combination, (iii) changes in the cryptocurrency and digital asset markets in which Coincheck competes, including with respect to its competitive landscape, technology evolution or regulatory changes, (iv) changes in domestic and global general economic conditions, (v) risk that Coincheck may not be able to execute its growth strategies, including identifying and executing acquisitions, (vi) risk that Coincheck may not be able to develop and maintain effective internal controls and (vii) and other risks and uncertainties discussed in Coincheck’s filings with the U.S. Securities and Exchange Commission. Coincheck undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

About Coincheck Group N.V.

Coincheck Group N.V. is a Dutch public limited liability company and a holding company of Coincheck, Inc., , which operates the “Coincheck” cryptocurrency trading service, and has achieved the highest number of app downloads in Japan for 5 consecutive years*. With the mission of “Making Exchange of New Value Easier,” Coincheck, Inc. aims to create better services that allow people to feel the value of new exchanges created by cryptocurrencies and blockchain technologies, through the latest technology and advanced security.

*	Target: Cryptocurrency trading app in Japan, Period: January 2019-December 2023, Data cooperation: App Tweak

Coincheck Group N.V. Media Relations

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